EXHIBIT 99.1

   SAN JOAQUIN                                  Administrative Offices
   BANCORP                          1000 Truxtun Avenue    Phone: (661) 281-0360
                                    Bakersfield, CA 93301    Fax: (661) 281-0366
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                                  NEWS RELEASE

     San Joaquin Bancorp Announces Completion of Trust Preferred Securities
                                    Issuance

Bakersfield, CA - Tuesday, September 5, 2006 - San Joaquin Bancorp

San Joaquin Bancorp (OTC BB: SJQU) (the "Company") announced today that on September 1, 2006, it completed the private placement of $10 million in trust preferred securities (the "Securities"). The Securities were issued through a Delaware statutory business trust formed by the Company. The Securities mature September 30, 2036. The Securities will have a floating annual distribution rate equal to the 3-month LIBOR plus a predetermined spread of 1.60%. The initial rate is set at 7.00%. The rate will reset quarterly.

The Company intends to invest a portion of the net proceeds in its subsidiary bank to increase the bank's capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, the trust preferred securities will qualify as Tier 1 Capital.

Established in 2006 and headquartered in Bakersfield, California, San Joaquin Bancorp is the parent holding company of San Joaquin Bank (the "Bank"), a full-service, community bank with three banking offices in Bakersfield and one in Delano, which was established in 1980 and is also headquartered in Bakersfield, California. The Bank emphasizes professional, personal banking services directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

This press release is not an offer to sell or a solicitation of offers to buy the Company's common stock or the trust preferred securities. Such trust preferred securities will not be and have not been registered under the federal securities laws sand may not be offered absent registration or an applicable exemption from such registration equipments.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company or the Bank, their directors or their officers are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contact:

Bart Hill
President
(661) 281-0300

Stephen M. Annis
Executive Vice President & CFO
(661) 281-0360

Company Website: www.sjbank.com